UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 15/A

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number 0-21604


          Common Goal Health Care Pension and Income Fund L.P. II
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             (Exact name of registrant as specified in its charter)

               c/o Underwood Accounting Service, 50 Sandra Drive,
                      Ormond Beach, FL 32176 (386) 441-1871
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Units of Limited Partnership Interest
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           (Title of each class of securities covered by this Form)

                                     None

(Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s)relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  [ ]        Rule 12h-3(b)(1)(ii) [ ]
            Rule 12g-4(a)(1)(ii) [X]        Rule 12h-3(b)(2)(i)  [ ]
            Rule 12g-4(a)(2)(i)  [ ]        Rule 12h-3(b)(2)(ii) [ ]
            Rule 12g-4(a)(2)(ii) [ ]        Rule 15d-6           [ ]
            Rule 12h-3(b)(1)(i)  [ ]

Approximate  number of holders of record as of the certification or notice date:
490

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                            By: Common Goal Capital Group, Inc. II,
                                Managing General Partner of Common Goal Health Care Pension and Income Fund L.P. II


Date:  June 26, 2003        By: /s/Albert E. Jenkins, III
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                                Albert E. Jenkins, III
                                President, Chief Executive
                                Officer and Acting
                                Chief Financial Officer